                                                                    Exhibit 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Dara Khosrowshahi ("Executive") and USA Networks, Inc., a Delaware corporation (the "Company"), and is effective July 24, 2000, (the "Effective Date").

        WHEREAS, the Company and Executive are parties to an employment agreement dated April 5, 2000 (the "Prior Employment Agreement").

        WHEREAS, the parties now wish to amend and restate the Prior Employment Agreement in its entirety as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

EMPLOYMENT. The Company agrees to employ Executive as Executive Vice President--Operations and Strategic Planning, and Executive accepts and agrees to such employment. During Executive's employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with his position and shall render such services on the terms set forth herein. During Executive's employment with the Company, Executive shall report directly to the Company's Chief Executive Officer or, in the Company's discretion, the Company's Chief Executive Officer and the Company's Vice Chairman (hereinafter collectively referred to as the "Reporting Officer"). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to him by the Board of Directors of the Company or the Reporting Officer, to the extent consistent with his position and status as set forth above. Executive agrees to devote all of his working time, attention and efforts to the Company and to perform the duties of his position in accordance with the Company's policies as in effect from time to time. Executive's principal place of employment shall be the Company's offices in New York City; however, Executive's position shall require frequent long-distance travel on Company business.

TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on the Effective Date and shall continue until March 3, 2003, unless sooner terminated in accordance with the provisions of Section 4 hereof.

COMPENSATION.

BASE SALARY.            The Company shall pay Executive an annual base salary at
                        the rate of $450,000 per year (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary, including increases, if any, made from time to time.

DISCRETIONARY BONUS.    During the Term, Executive shall be eligible to
                        participate in the Company's discretionary annual incentive bonus plan.

STOCK OPTIONS.

In consideration of Executive's entering into this Agreement, Executive has been granted under the Company's 1997 Stock and Annual Incentive Plan (the "USAi Plan") a non-qualified stock option (the "USAi Option") to purchase an additional 300,000 shares of the common stock, par value $.01 per share, of the Company (the "Company's Common Stock"), which grant was approved by the Compensation Committee of the Board of Directors of the Company on August 25, 2000.The exercise price of the Option is $24.9375.Such USAi Option shall vest and become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the Effective Date, provided that the Option shall become 100% vested and exercisable upon a Change in Control (as such term is defined in the Plan), and as provided in Section 4(d) of this Agreement.

Executive hereby acknowledges that the 100,000 options to purchase the Company's Common Stock proposed to be granted to Executive under the Company's 1997 Stock and Annual Incentive Plan (the "USAi Plan") in December 1999 were not granted. Executive further acknowledges that as a result of his resignation from the

Boards of Director of Ticketmaster Online-CitySearch, Inc. ("TMCS") and Styleclick Inc. ("Styleclick"), Executive has agreed to forfeit all options to purchase shares of TMCS and Styleclick, as more fully described in the letters dated September 21, 2000 to each of TMCS and Styleclick.

The Company acknowledges that Executive shall retain all rights in and to all other options to purchase shares of the Company's Common Stock and to all shares of Restricted Stock, in each case previously granted to Executive under the USAi Plan and the HRN 2000 Stock Plan, including without limitation, (A) the 15,000 shares of Restricted Stock granted on December 20, 1999 (30,000 shares after giving effect to the 2-for-1 stock split of the Company's Common Stock effective February 24, 2000); (B) the option to purchase 100,000 shares of Class A Common Stock, par value $.01 per share, of Hotel Reservations Network, Inc. ("HRN Common Stock") granted on February 22, 2000 with an exercise price of $16.00;
(C) the option to purchase 100,000 shares of HRN Common Stock granted on April 5, 2000 with an exercise price of $15.50 (together with the options described in clause (B) of this paragraph (iii), the "HRN Options"); and (D) the option to purchase 100,000 shares of the Company's Common Stock granted on April 5, 2000 with an exercise price of $20.8675 (the "Prior USAi Option").

The the USAi Option, the Prior USAi Option and the HRN Options (collectively, the "2000 Options") shall expire upon the earlier to occur of (x) ten years from the date of the respective grant or (y) except as otherwise provided in the award agreement for any such option or in Section 4 of this Agreement, 90 days following the termination of Executive's employment with the Company for any reason. The Prior USAi Option and the HRN Options shall vest as set forth in the Prior Employment Agreement. The 2000 Options shall not become vested and exercisable as a result of the termination or non-renewal of this Agreement (or the termination of Executive's employment with the Company) for any reason, except as provided in Section 4(d).

BENEFITS.               From the Effective Date through the date of termination
                        of Executive's employment with the Company for any reason, Executive shall be entitled to participate in any fringe, welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to peer corporate executives of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

REIMBURSEMENT FOR BUSINESS EXPENSES. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing his duties for the Company, including, without limitation, expenses for travel related to the business of the Company (including expenses in respect of his wife in accompanying him during such travel) and entertainment expenses on the same basis as peer executives in accordance with the Company's policies.

VACATION. During the Term, Executive shall be entitled to four weeks of paid vacation per year, or such longer period as may be provided by the Company, in accordance with the plans, policies, programs and practices of the Company applicable to peer corporate executives of the Company generally.

TERMINATION OF EXECUTIVE'S EMPLOYMENT.

DEATH. In the event Executive's employment hereunder is terminated by reason of Executive's death, (i) the Company shall pay Executive's designated beneficiary or beneficiaries within 30 days of his death his Base Salary through the end of the month in which death occurs in a lump sum in cash; (ii) all outstanding equity incentive awards (including, without limitation, the Additional Stock Options) which are vested and which have not been exercised by Executive shall remain exercisable for a period of one year following the date of Executive's death or, if earlier, until the end of the applicable option term; and (iii) the Company shall pay Executive's designated beneficiary or beneficiaries within 30 days of his death in a lump sum in cash any Accrued Obligations (as defined in subparagraph 4(f) below).

DISABILITY.     If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, Executive's employment under this Agreement may be terminated by the Company or Executive for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive's employment for Disability, (i) the Company shall pay
                Executive within 30 days of his Disability his Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; (ii) all outstanding equity incentive awards
                (including, without limitation, the Additional Stock Options) which are vested and which have not been exercised by Executive shall remain exercisable for a period of one year following the date of Executive's Disability or, if earlier, until the end of the applicable option term; and (iii) the Company shall pay
                Executive within 30 days of his Disability in a lump sum in cash any Accrued Obligations (as defined in subparagraph 4(f) below).

TERMINATION FOR CAUSE. The Company may terminate Executive's employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, "Cause" shall mean: (i) the plea of guilty to, or conviction for, the commission of a felony offense by Executive; PROVIDED, HOWEVER, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company;
                (iii) a material breach by Executive of any of the covenants made by him in Section 5 hereof; or (iv) the willful and gross neglect by Executive of the material duties required by the Agreement. In the event of termination for Cause, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in subparagraph 4(f) below).

TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR
                BY EXECUTIVE FOR GOOD REASON. If Executive's employment is terminated by the Company for any reason other than Executive's death or Disability or for Cause, or Executive terminates his employment for Good Reason (as defined below), then A) the Company shall pay Executive the Base Salary through the end of the Term over the course of the then remaining Term; and B) the 2000 Options shall immediately vest and they and any other then outstanding portion of the 2000 Options held by Executive shall remain outstanding for one year from the date of such termination or, if earlier, the end of the term of any such 2000 Options; and the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in subparagraph 4(f) below). As used herein, "Good Reason" shall mean the occurrence of any of the following: (i) the Company's material breach of any of the provisions of this Agreement; (ii) any material adverse alteration in Executive's title, position, status, duties, level of reporting or responsibilities with the Company and (iii) any relocation of Executive's office outside of the New York metropolitan area. If on or prior to December 3, 2002, after written notice by Executive, such notice to be provided no later than November 3, 2002, the Company has not offered Executive an extension of the Term specifically until July 25, 2004 on the same terms as apply to the July 24, 2000 - March 3, 2003 period of the Term, if, and to the extent that, any of the USAi Options shall then not have vested, all of said unvested USAi Options other than those which are to vest on the fourth anniversary of the Effective Date shall also immediately vest and they and any other then outstanding portion of the 2000 Options held by Executive shall remain outstanding until March 3, 2004.

MITIGATION; OFFSET. In the event of termination of Executive's employment prior to the end of the Term, and Executive's obtaining other employment during the Term, all future Base Salary payable by the Company to Executive during the remainder of the Term shall be offset by the Base Salary paid to Executive from another employer. For purposes of this Section 4(e), Employee shall have an obligation to inform the Company regarding Executive's employment status following termination and during the period encompassing the Term.

ACCRUED OBLIGATIONS. As used in this Agreement, "Accrued Obligations"
                shall mean the sum of (i) any portion of Executive's Base Salary through the date of death, Disability or termination, as the case may be, which has not yet been paid; (ii) any compensation previously deferred by Executive (together with any interest or earnings thereon) that has not yet been paid; and (iii) any accrued but unpaid bonuses or other accrued incentive compensation as of the date of death, Disability or termination, as the case may be.

CONFIDENTIAL INFORMATION/NON-SOLICITATION.

CONFIDENTIALITY. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its respective subsidiaries. "Confidential Information" shall mean information about the Company or any of its respective subsidiaries, and their respective clients and customers that is not disclosed by the Company or any of its respective subsidiaries for financial reporting purposes and that was learned by Executive in the course of his employment by the Company or any of its respective subsidiaries, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its respective subsidiaries, and that such information gives the Company and its respective subsidiaries a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its respective subsidiaries or prepared by Executive in the course of his employment by the Company and its respective subsidiaries.

NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he will possess confidential information about other employees of the Company and its respective subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its respective subsidiaries. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its respective subsidiaries in developing their respective businesses and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term (and for a period of 24 months beyond the expiration of the Term), he will not, directly or indirectly, solicit or recruit any employee of the Company or any of its respective subsidiaries for the purpose of being employed by him or by any business, individual, partnership, firm, corporation or other entity on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company or any of its respective subsidiaries to any other person except within the scope of Executive's duties hereunder.

PROPRIETARY RIGHTS; ASSIGNMENT. All Executive Developments shall be made for hire by the Executive for the Company or any of its subsidiaries or affiliates. "Executive Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship with respect to which the Executive may have any rights that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Executive or work performed by the Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during the Term. To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, the Executive hereby assigns to the Company all such proprietary rights. The Executive shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Executive Developments.

COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company's Policies and Procedures as they may exist from time to time.

REMEDIES FOR BREACH. Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 5 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's violation of any provision of this Section 5 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.

                Nothing in this Section 5 shall be deemed to limit the Company's remedies at law or in equity for any breach by Executive of any of the provisions of this Section 5, which may be pursued by or available to the Company.

SURVIVAL OF PROVISIONS. The obligations contained in this Section 5 shall, to the extent provided in this Section 5, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

         If to the Company:    USA Networks, Inc.
                                  Carnegie Hall Tower
                                  152 West 57th Street
                                  New York, New York 10019
                                  Attention: General Counsel

         If to Executive:      Dara Khosrowshahi
                                  251 West 19th Street, Apartment 9B
                                  New York, New York 10011

Either party may change such party's address for notices by notice duly given pursuant hereto.

TERMINATION OF PRIOR AGREEMENTS. Except as otherwise herein provided, this Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings among the parties with respect to Executive's employment and compensation by the Company, including, without limitation, the Prior Employment Agreement. The Company acknowledges and agrees that neither Executive nor anyone acting on his behalf has made, and is not making, and in executing this Agreement, the Company has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of New York.

WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder as may be required from time to time by applicable law, governmental regulation or order.

HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in his capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, HOWEVER, that neither the Company, nor any of its respective subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 4(c) of this Agreement.

COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on September 21, 2000, effective as of July 24, 2000.

                                   USA NETWORKS, INC.



                                   ---------------------------------------------
                                   By: Julius Genachowski
                                       Senior Vice President and General Counsel





                                   ---------------------------------------------
                                                DARA KHOSROWSHAHI